CLIFFORD L. NEUMAN, P.C.
Attorney at Law

TEMPLE-BOWRON HOUSE
1507 PINE STREET
BOULDER, COLORADO 80302

Telephone: (303) 449-2100
Facsimile: (303) 449-1045
E-mail: clneuman@neuman.com

March 9, 2006

VIA EDGAR AND FACSIMILE

Ms. April Coleman
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Re:	XFormity Technologies, Inc.
Form 8-K/A Filed December 6, 2004
Form 10-QSB/A for Fiscal Quarter Ended March 31, 2005
Filed May 18, 2005
Form 10-KSB for Fiscal Year Ended June 30, 2005
Filed October 26, 2005
Form 10-QSB for Fiscal Quarter Ended September 30, 2005
Filed November 25, 2005
File No. 000-23391

Dear Ms. Coleman,

          This will confirm your recent telephone conversation with Mr. Jack Rabin on behalf of XFormity Technologies, Inc. (the "Company") wherein you kindly agreed to an extension of time within which the Company shall respond to your written comments of February 27, 2006 and to file any necessary amendments to the reports covered by such comments until April 10, 2006.

          Thank you for your consideration.
Sincerely,

/S/ Clifford L. Neuman
Clifford L. Neuman

cc:     Jack Rabin